EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATION

                                     OF THE

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                             AUTOCORP EQUITIES, INC.


         I, Charles Norman, President, and Kurt Baker, Secretary, of AutoCorp Equities, Inc., a corporation organized and existing under the General Corporation Law of the State of Nevada, in accordance with the provisions of
Section 78.1955 of the Nevada Revised Statutes DO HEREBY CERTIFY THAT:

         1. The name of the Corporation (hereinafter called the "Corporation") is

                             AUTOCORP EQUITIES, INC.

         2. The Articles of Incorporation of the Corporation, as amended, authorize the issuance of up to 10,000,000 shares of Preferred Stock of a par value of $.001 each and expressly confer upon the Board of Directors of the Corporation the authority to prescribe the series and the number of each series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each series of Preferred Stock.

         3. The Board of Directors of the Corporation, pursuant to the authority expressly conferred upon it by Section 78.1955 of the Nevada Revised Statutes, by a unanimous written consent dated as of October 1, 2000, has previously adopted a resolution designating Two Million (2,000,000) shares of Preferred Stock as the Series B Non-Cumulative Convertible Preferred Stock of the Corporation (the "Series B Preferred Stock"), and establishing the voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of the Series B Preferred Stock..

         4. An Amendment to Certificate of Designation of the Series A Non-Cumulative Convertible Preferred Stock of the Corporation (the "Certificate of Designation") was filed with the Secretary of State of Nevada on November 9, 2000, to effect such designation and establishment of the voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of the Series B Preferred Stock.

         5. The Board of Directors of the Corporation, pursuant to the authority expressly conferred upon it by Section 78.1955 of the Nevada Revised Statutes, by a unanimous written consent dated as of June 27, 2003, have adopted a resolution providing for the issuance of a series of 4,086,856 shares of Series A Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that this Board of Directors, pursuant to the authority expressly vested in it by the Articles of Incorporation of the Corporation, hereby designates and authorizes a series of Preferred Stock with the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation set forth below:

Series A Convertible Preferred Stock. Of the 10,000,000 shares of Preferred Stock authorized by the Articles of Incorporation, 4,086,856 shares are hereby designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), and shall have the voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics set forth below.

         (a)      No  Voting  Rights.  The  Series A  Preferred  Stock  shall be nonvoting stock, and the holders (hereinafter called "Holders") of Series A Preferred Stock shall have no voting rights except where required by law.

         (b) Liquidation Preference. On any voluntary or involuntary liquidation of the Corporation, the Holders of Series A Preferred Stock shall receive a liquidation preference equal to $0.001 per share (the "Liquidation Value") plus any declared and unpaid dividends on Series A Preferred Stock, and no more, before any amount is paid to the holders of the Junior Securities. Each certificate representing shares of Series A Preferred Stock shall show on its face the amount of the liquidation preference per share. If the assets of the Corporation should be insufficient to permit payment to the Holders of Series A Preferred Stock of their full liquidation preference amounts as herein provided, then such assets will be distributed ratably among the holders of outstanding shares of Series A Preferred Stock. If the assets of the Corporation are sufficient to permit payment to the Holders of Series A Preferred Stock of their liquidation preference in full, the holders of any Junior Securities shall receive ratably all the remaining assets of the Corporation. A merger or consolidation of the Corporation with or into any other corporation, or a sale of all or substantially all of the assets of the Corporation will not be deemed a liquidation of the Corporation within the meaning of this paragraph, thereby entitling Holders of the Series A Preferred Stock to the liquidation preference.

         (c) Conversion Rights of Holders. The Holder of any shares of Series A Preferred Stock shall have the right and option, but except as provided in sub-paragraph (iii) below, not the obligation, to convert any of such shares of Series A Preferred Stock into shares of Common Stock at any time and on the following terms:

                  (i) Conversion Rate. Each outstanding share of Series A Preferred Stock shall be convertible at any time and from time to time, at the option of the Holder, into ten (10) shares of Common Stock, subject to adjustment as provided in sub-paragraph (e), below.

                  (ii) Procedure. Any Holder may convert by delivering to the office of the Corporation or its transfer agent a written notice electing to convert and surrendering the Holder's certificate(s) evidencing the shares of Series A Preferred Stock being converted, duly endorsed for transfer.

                  (iii) Required Conversion. At the Corporation's election, the Holder shall have the obligation to convert such part or all of the Series A Preferred Stock to Common Stock when the Company's Common Stock is accepted for trading in the NASDAQ National Market System.

         (d) General Conversion Provisions. The following provisions apply to conversion:

                  (i) Anti-dilution Rights. While the Series A Preferred Stock is outstanding, then if and only if the Corporation:

                           (A) divides its then issued and outstanding shares of Common Stock into a greater number of shares;

                           (B) combines its then issued and outstanding shares of Common Stock into a smaller number of shares;

                           (C) issues its Common stock as a dividend or makes a distribution on its Common Stock in shares of its Common Stock; or

                           (D) issues by reclassification of its Common Stock into additional classes any shares of its then authorized, but issued Common Stock or other property;

                  then the conversion privilege in effect immediately before such action will be adjusted so that the each Holder of the Series A Preferred Stock thereafter converted may receive the number of shares of Common Stock, capital stock or other property that he would have owned immediately following such action if he had converted the shares of Series A Preferred Stock immediately before the record date (or, if no record date, the effective date) for such action.

                  The adjustment will become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

                  (ii) No Fractional Shares. Neither fractional shares, nor scrip or other certificates evidencing such fractional shares, will be issued by the Corporation on conversion of Series A Preferred Stock, but the Corporation, at its option, in its sole and absolute discretion, will either:

                           (A) Pay in lieu thereof the Determined Value (defined below) in cash to the Holders who would be entitled to receive such fractional shares. The "Determined Value" means the otherwise-issuable fraction of a share of Common Stock multiplied by the average of the daily closing prices (i.e., last sale price, regular way) for a share of Common Stock for the 10 consecutive trading days on which such shares are actually traded on the NASDAQ National Market System (if the Common Stock is so traded at the time) preceding the date the Holder delivered to the office of the Corporation or its transfer agent a written notice electing to convert and surrendering the Holder's certificate(s) evidencing the shares of Series A Preferred Stock being converted, duly endorsed for transfer. If the Common Stock is not so traded at the time, the average of the high bid and low asked prices as reported in the Wall Street Journal, or if not so reported, as furnished by a professional market maker making a market in the Common Stock and selected by the Board of Directors, shall be used; or

                           (B) Round up or round down to the nearest whole share what would otherwise be fractional shares.

                  (iii) Status of Converted Shares. Shares of Series A Preferred Stock that are converted will be restored to the status of authorized but unissued shares of Preferred Stock.

                  (iv) Reservation of Shares. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as may be necessary for the purpose of converting all outstanding shares of Series A Preferred Stock into the full number of shares of Common Stock issuable upon conversion of all such Series A Preferred Stock.

         (e) Ranking. The Series A Preferred Stock shall rank prior to and above all Junior Securities as to dividends and upon liquidation, dissolution or winding up of the Corporation. The Corporation shall not issue any shares of preferred stock of any series which are superior to the Series A Preferred Stock as to dividends or rights upon liquidation, dissolution or winding up of the Corporation as long as any shares of the Series A Preferred Stock are issued and outstanding, without the prior written consent of the holders of a majority of such shares of Series A Preferred Stock then outstanding voting separately as a class.

         8. The aforesaid resolution of the Board of Directors was been approved by the holders of all the 1,612,083 issued and outstanding shares of Series B Preferred Stock as of June 27, 2003, in accordance with Section 78.1955 of the Nevada Revised Statutes.

         IN WITNESS WHEREOF, AutoCorp Equities, Inc. has caused this Certificate of Designation to be signed by Charles Norman, its President, and Kurt Baker, its Secretary, as of the 27th day of June, 2003.



                                                     ---------------------------
                                                     Charles Norman
                                                     President

                                                     ---------------------------
                                                     Kurt Baker
                                                     Secretary



STATE OF TEXAS             )
                                    ) ss:
COUNTY OF DALLAS  )

         On June 27, 2003, personally appeared before me, Terri Ashley, a Notary Public, Charles Norman and Kurt Baker, who acknowledged that they executed the above instrument.


                                                     ---------------------------
                                                     NOTARY PUBLIC
(SEAL)